EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS
COLUMBUS, Georgia – January 30, 2008 – Aflac Incorporated today reported its fourth quarter results.
Total revenues benefited from the strengthening of the yen to the dollar in the fourth quarter, rising 9.0% to $4.0 billion, compared with $3.7 billion in the fourth quarter of 2006. Net earnings were $382 million, or $.78 per diluted share, compared with $332 million, or $.67 per share, a year ago. Net earnings included realized investment losses of $1 million, or nil per diluted share, compared with a gain of $3 million, or $.01 per diluted share in the fourth quarter of 2006. The change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133, increased net earnings by $1 million, or nil per diluted share, in the fourth quarter of 2007. The impact from SFAS 133 in the fourth quarter of 2006 was immaterial to net earnings and net earnings per diluted share.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.
Operating earnings in the fourth quarter of 2007 were $382 million, compared with $329 million in the fourth quarter of 2006. Operating earnings per diluted share rose 18.2% to $.78, which was consistent with the expectations we communicated in our third quarter earnings release, compared with $.66 per share a year ago. Operating earnings in the fourth quarter benefited from a change in accounting for internal replacements (SOP 05-1), which increased operating earnings by $6 million, or $.01 per diluted share, in the quarter. Operating earnings were also impacted by an increase in benefit reserves for closed blocks of business in Japan and the United States. The increase in reserves in the quarter lowered operating earnings by $17 million, or $.03 per diluted share. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.01 for the fourth quarter.
For the full year of 2007, our results were suppressed by the weaker yen/dollar exchange rate, compared with 2006. Total revenues were $15.4 billion, an increase of 5.3% over 2006. Net earnings were $1.6 billion, or

$3.31 per diluted share, compared with $1.5 billion, or $2.95 per share, in 2006. Full-year net earnings were impacted by lower realized investment gains in 2007, compared with 2006. Realized investment gains were $19 million in 2007, or $.04 per diluted share, compared with $51 million, or $.10 per share, in 2006. The impact of SFAS 133 was immaterial for both 2007 and 2006.
Operating earnings for the year were $1.6 billion, or $3.27 per diluted share, compared with $1.4 billion, or $2.85 per share, in 2006. Excluding the negative impact of $.02 per share from the weaker yen, operating earnings per diluted share rose 15.4% for the year. That result was in line with our 2007 objective of a 15% to 16% increase in operating earnings per diluted share before the impact of currency translation.
During the fourth quarter, we acquired 2.0 million shares of our stock, bringing the total number of shares purchased in 2007 to 11.1 million.
AFLAC JAPAN
Aflac Japan premium income in yen rose 4.0% in the fourth quarter. Net investment income increased 4.6%. Investment income growth in yen terms was lowered somewhat by the stronger yen/dollar exchange rate because approximately 38% of Aflac Japan’s fourth quarter investment income was dollar-denominated. Total revenues were up 4.2%. Despite the previously mentioned adjustment to Aflac Japan benefit reserves, the benefit ratio improved over a year ago. As a result, the pretax operating profit margin expanded from 14.7% to 15.0%. Pretax operating earnings in yen increased 5.8%. For the year, premium income in yen increased 4.3%, and net investment income rose 8.0%. Total revenues were up 4.9%, and pretax operating earnings grew 11.8%.
The average yen/dollar exchange rate in the fourth quarter of 2007 was 113.24, or 4.1% stronger than the average rate of 117.88 in the fourth quarter of 2006. Although the yen strengthened in relation to the dollar in the fourth quarter of 2007, the average yen/dollar exchange rate was weaker for the full year, compared with 2006. For the year, the average exchange rate was 117.93 in 2007, or 1.4% weaker than the rate of 116.31 a year ago.
Benefiting from the stronger average yen in the fourth quarter, premium income in dollars increased 8.3% to $2.4 billion. Net investment income rose 8.9% to $466 million. Total revenues advanced 8.5% to $2.9 billion. Pretax operating earnings were $428 million, or 10.2% higher than a year ago. For the year, Aflac Japan’s results in dollar terms were suppressed by the weaker yen/dollar exchange rate in 2007. Premium income was $9.0 billion, up 3.1% from a year ago. Net investment income rose 6.7% to $1.8 billion. Total revenues were up 3.7% to $10.9 billion. Pretax operating earnings were $1.8 billion, or 10.2% higher than a year ago.
Aflac Japan again posted sales gains that were in line with our expectations. Total new annualized premium sales rose 2.7% to 30.3 billion yen, or $268 million, in the fourth quarter. For the year, total new annualized premium sales were down 2.4% to 114.6 billion yen, or $974 million. Although overall sales growth was again constrained by weakness in Rider MAX sales, stand-alone medical sales were strong, rising 16.8% for the quarter. Sales of medical insurance benefited from our new nonstandard medical product, Gentle EVER. At the same time, we were pleased with the sale of our cancer life insurance. Cancer life sales were down only slightly in the quarter, compared with a year ago. Our fourth quarter cancer life sales followed a very strong third quarter that reflected our agents’ focus on selling the product in advance of a premium rate increase. We believe the consumer acceptance of our newly introduced Cancer Forte product helped to mitigate some of the sharp falloff in sales that usually follows a premium rate increase.

AFLAC U.S.
Aflac U.S. premium income increased 10.9% to $1.0 billion. Net investment income was up 6.2% to $127 million. Total revenues rose 10.4% to $1.1 billion. Pretax operating earnings climbed 34.2% to $170 million, which primarily reflected easy comparisons to the fourth quarter of 2006 when pretax operating earnings declined 1.8%. For the year, premium income rose 10.8% to $3.9 billion. Net investment income increased 7.5% to $500 million. Total revenues were up 10.4% to $4.4 billion. Pretax operating earnings rose 18.3% to $692 million.
As we expected, Aflac U.S. sales growth slowed somewhat in the fourth quarter, compared with the first nine months of the year. Sales growth in the fourth quarter of 2007 reflected difficult comparisons to the fourth quarter of 2006 when sales benefited from the re-enrollment of a large payroll account and rose 21.2%. Despite the tough comparison, total new annualized premium sales were up 5.9% to $473 million in the fourth quarter. For the year, total new annualized premium sales increased 9.5% to a record $1.6 billion. Our sales results for the year were consistent with our 2007 sales objective of a 6% to 10% increase. Sales in the fourth quarter benefited from solid contributions in the hospital indemnity and cancer insurance lines. Fourth quarter sales also reflected an administrative change in the timing of sales associates’ production credit for delay-bill policy conversions. This change accelerated approximately $8 million of conversion premiums from the first quarter of 2008 to the fourth quarter of 2007. Excluding the impact of the change in conversion processing, total new annualized premium sales were up 4.0% for the fourth quarter and 8.9% for the year.
We continue to believe that expansion of our sales force is an important key to sales growth. As we have repeatedly discussed, we have been intensely focused on increasing the number of producing sales associates. On an average weekly basis, the number of producing associates was up 5.4% in the fourth quarter and 6.0% for the year.
OUTLOOK
Commenting on the company’s fourth quarter and full-year results, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am very pleased with our results for 2007. Aflac Japan and Aflac U.S. each achieved their sales objectives and produced strong financial results in 2007, which contributed to a record year in terms of operating earnings. I am especially proud that we achieved our primary financial objective of a 15% to 16% increase in operating earnings per diluted share, before the impact of currency translation. 2007 was the 18th year in which we have increased operating earnings per diluted share by at least 15% before the impact of the yen.
“From a financial perspective Aflac Japan had both a strong fourth quarter and full year. Our top-line growth was in line with our expectations, and as we expected, the benefit ratio continued to improve, resulting in expanded profit margins and strong pretax earnings growth. At the same time, Aflac Japan built sales momentum throughout the year, which we expect to continue in 2008. We look forward to new distribution opportunities through the bank channel and Japan Post, and we believe our product portfolio is well-positioned in the Japanese market. Our sales objective for 2008 is an increase of 3% to 7%.
“Aflac U.S. also performed very well throughout the year. Our U.S. operation generated strong financial results, highlighted by improved operating trends and strong earnings growth. We were again pleased with the sales momentum of Aflac U.S. We believe our sales growth reflects a quality product line and enhanced training to a steadily growing sales force. As we noted, sales in the fourth quarter benefited from the change in our conversion processing practices, and will take away from first-quarter 2008 sales. As a result, we expect Aflac U.S. sales will be weak in the first quarter. However, we believe a sales increase of 8% to 12% is an achievable objective for 2008. We remain enthusiastic about the sales opportunities of the vast and underpenetrated U.S. market.
“I believe our earnings outlook for 2008 remains very promising. Our objective for 2008 is to increase operating earnings per diluted share 13% to 15%, or $3.70 to $3.76, excluding the impact of the yen. Our confidence in achieving that objective is based on the predictable earnings characteristics of Aflac’s large block of in-force business. Our earnings target also reflects the opportunities we see in Japan and the United States, as well as the product, distribution and branding strengths we bring to these two large markets. We will continue to build on our strengths and position Aflac for another record year.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for ten consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the fourth quarter of 2007 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its fourth quarter presentation via the “Investors” page of aflac.com at 6:40 p.m. (EST) on Thursday, January 31.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2007	2006	% Change

Total revenues	$4,018	$3,687	9.0%

Benefits and claims	2,431	2,300	5.7

Total acquisition and operating expenses	1,002	880	13.8

Earnings before income taxes	585	507	15.4

Income taxes	203	175

Net earnings	$382	$332	15.1%

Net earnings per share – basic	$.79	$.67	17.9%

Net earnings per share – diluted	.78	.67	16.4

Shares used to compute earnings per share (000):
Basic	486,017	492,614	(1.3)%
Diluted	492,240	498,564	(1.3)

Dividends paid per share	$.205	$.16	28.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2007	2006	% Change

Total revenues	$15,393	$14,616	5.3%

Benefits and claims	9,285	9,016	3.0

Total acquisition and operating expenses	3,609	3,336	8.2

Earnings before income taxes	2,499	2,264	10.4

Income taxes	865	781

Net earnings	$1,634	$1,483	10.2%

Net earnings per share – basic	$3.35	$2.99	12.0%

Net earnings per share – diluted	3.31	2.95	12.2

Shares used to compute earnings per share (000):
Basic	487,869	495,614	(1.6)%
Diluted	493,971	501,827	(1.6)

Dividends paid per share	$.80	$.55	45.5%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2007	2006	% Change

Assets:

Total investments and cash	$57,056	$51,972	9.8%

Deferred policy acquisition costs	6,654	6,025	10.4

Other assets	2,095	1,808	15.9

Total assets	$65,805	$59,805	10.0%

Liabilities and shareholders’ equity:

Policy liabilities	$50,676	$45,440	11.5%

Notes payable	1,465	1,426	2.7

Other liabilities	4,869	4,598	5.9

Shareholders’ equity	8,795	8,341	5.4

Total liabilities and shareholders’ equity	$65,805	$59,805	10.0%

Shares outstanding at end of year (000)	486,530	492,550	(1.2)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2007	2006	% Change

Operating earnings	$382	$329	15.9%

Reconciling items, net of tax:
Realized investment gains (losses)	(1)	3
Impact from SFAS 133	1	–

Net earnings	$382	$332	15.1%

Operating earnings per diluted share	$.78	$.66	18.2%

Reconciling items, net of tax:
Realized investment gains (losses)	–	.01
Impact from SFAS 133	–	–

Net earnings per diluted share	$.78	$.67	16.4%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2007	2006	% Change

Operating earnings	$1,613	$1,432	12.7%

Reconciling items, net of tax:
Realized investment gains (losses)	19	51
Impact from SFAS 133	2	–

Net earnings	$1,634	$1,483	10.2%

Operating earnings per diluted share	$3.27	$2.85	14.7%

Reconciling items, net of tax:
Realized investment gains (losses)	.04	.10
Impact from SFAS 133	–	–

Net earnings per diluted share	$3.31	$2.95	12.2%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED DECEMBER 31, 2007	Changes	Changes[2]

Premium income	9.0%	6.0%

Net investment income	8.4	6.4

Total benefits and expenses	7.9	5.0

Operating earnings	15.9	13.9

Operating earnings per diluted share	18.2	16.7

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
TWELVE MONTHS ENDED DECEMBER 31, 2007	Changes	Changes[2]

Premium income	5.4%	6.2%

Net investment income	7.5	8.1

Total benefits and expenses	4.4	5.2

Operating earnings	12.7	13.4

Operating earnings per diluted share	14.7	15.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.
We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com